Houston Wire & Cable Company Reports Results for the Second Quarter of 2012

HOUSTON, TX -- (Marketwire - August 09, 2012) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the second quarter ended June 30, 2012.

Selected highlights were:

  Sales of $98.1 million
  Gross margin reached 22.7%
  Operating margins reached 7.7%
  Net income of $4.4 million
  Diluted EPS of $0.25
  Declared dividends totaling $0.09 cents per share

Second Quarter Summary

Jim Pokluda, President and Chief Executive Officer, commented, "I am pleased that we achieved a 4% increase in sales over the first quarter of 2012, which was itself 8% higher than the fourth quarter of 2011, although 5% lower than the prior year quarter. When adjusted for an estimated 4% negative impact from metal price fluctuations, revenues were down slightly less than 1% year over year and up approximately 8% sequentially. Nevertheless, market demand remains inconsistent. Comparables to the prior year period are difficult, as the second quarter of 2011 had reflected 32.9% organic sales growth over the prior year as a result of significant project billings and delayed MRO (maintenance, repair and operations) spend from the recession.

"Similar to the first quarter, customer activity and market conditions showed some signs of improvement.We continued to invest in additional sales and marketing resources and to expand our product lines, and we added 107 new customers during the quarter, which drove further share gains. We believe the collective benefits of these ongoing investments will provide a broader footprint in the market and will generate additional traction for our business as the market regains its strength."

Gross margins continued the recent upward trend on a sequential basis reaching 22.7%, only 20 basis points lower than the prior year period.

Operating expenses increased 20.7% or $2.5 million from the prior year, or 3.6% or $0.5 million excluding the impact of the $2.0 million credit in 2011, resulting from a stock compensation adjustment, which we believe provides a more meaningful comparison. Excluding the stock compensation adjustment, this increase was primarily the result of healthcare costs associated with higher claims and an increase in headcount. The sequential increase in sales, coupled with our expense control leverage, moved operating margins to 7.7%, up 50 basis points from the first quarter of 2012. The resulting operating income of $7.5 million was up 10.7% sequentially.

Interest expense of $0.3 million was lower than the $0.4 million in prior year period, as average debt levels fell from $63.9 million in 2011 to $60.9 million in the second quarter of 2012, and the effective interest rate declined from 2.3% in 2011 to 2.1% in 2012. The effective tax rate for the quarter of 38.6% remained in line with the 2011 annual rate and with the 38.5% level in the comparable 2011 quarter.

Net income increased sequentially by 10.1% to $4.4 million, from $4.0 million. Diluted earnings per share were $0.25, compared to the $0.23 on a sequential basis.

Six month summary

Sales activity within the five long-term growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, remained active and continued to be the primary drivers of our sales. Project sales during the current period were primarily composed of a number of small to medium sized projects, as compared to the large projects that drove sales in the prior year period.

Daily sales for the period were somewhat choppy, as we experienced solid volume and sales growth in regions that have come out of the recession, while other regions are still performing below our expectations. Sales declines from the prior year period were equally dispersed between project and MRO markets, which was primarily due to the slow start in activity during the first two months of the year and the completion of several mega-project jobs in the prior year period. For the current period, management estimates that metals market price fluctuations negatively impacted revenues by approximately 3%.

Gross margins were near flat at 22.5% for the 2012 period compared to 22.6% for the prior year. "Pricing remains competitive in the marketplace, but I am pleased that we have maintained margins in these circumstances," said Mr. Pokluda. Gross profit dollars decreased by $2.6 million or 5.6% primarily due to the sales shortfall.

Operating expenses increased by 10.5% or $2.8 million in the current year, or 3.9% or $1.1 million (excluding the $1.7 million year-to-date impact of the credit in 2011, resulting from the stock compensation adjustment), primarily due to the impact of health insurance costs associated with higher claims and increased headcount and higher consulting and professional fees.

Interest expense of $0.6 million was lower than the prior year's $0.7 million as average debt levels fell from $59.6 million in 2011 to $54.3 million in 2012 and as interest rates decreased from 2.3% to 2.1%. The effective tax rate for the period of 38.6% was in line with both the prior year period and the 2011 annual rate.

Net income for the period of $8.4 million fell 20.6% from the $10.6 million level in the prior year period, excluding the impact of the stock compensation reversal.

Conference Call

The Company will host a conference call to discuss first quarter results on Thursday, August 9, 2012 at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until August 16, 2012.

Replay Dial In:               404.537.3406
International Replay:         855.859.2056
Confirmation Code:            16376463

About the Company

With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                                   June 30,    December 31,
                                                     2012          2011
                                                 ------------  ------------
                                                  (unaudited)
Assets
Current assets:
  Accounts receivable, net                       $     62,698  $     59,731
  Inventories, net                                     81,910        69,517
  Deferred income taxes                                 2,104         2,268
  Income taxes                                            163         1,693
  Prepaids                                              1,187           828
                                                 ------------  ------------
Total current assets                                  148,062       134,037

Property and equipment, net                             5,883         6,029
Intangible assets, net                                 12,833        13,700
Goodwill                                               25,082        25,082
Other assets                                              306           305
                                                 ------------  ------------
Total assets                                     $    192,166  $    179,153
                                                 ============  ============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                 $      2,656  $      2,270
  Trade accounts payable                               12,503        10,099
  Accrued and other current liabilities                11,322        19,101
                                                 ------------  ------------
Total current liabilities                              26,481        31,470

Debt                                                   60,463        47,967
Other long term obligations                               115           128
Deferred income taxes                                   1,874         2,250
                                                 ------------  ------------
Total liabilities                                      88,933        81,815
                                                 ------------  ------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                              0             0
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,830,595 and 17,811,806 outstanding at June
   30, 2012 and December 31, 2011, respectively            21            21
  Additional paid-in-capital                           56,009        55,760
  Retained earnings                                    98,838        93,588
  Treasury stock                                      (51,635)      (52,031)
                                                 ------------  ------------
Total stockholders' equity                            103,233        97,338
                                                 ------------  ------------
Total liabilities and stockholders' equity       $    192,166  $    179,153
                                                 ============  ============

The accompanying Notes are an integral part of these Consolidated Financial
Statements.

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                             ----------------------- -----------------------
                                 2012        2011        2012        2011
                             ----------- ----------- ----------- -----------

Sales                        $    98,082 $   103,420 $   192,544 $   203,147
Cost of sales                     75,830      79,700     149,154     157,175
                             ----------- ----------- ----------- -----------
Gross profit                      22,252      23,720      43,390      45,972

Operating expenses:
  Salaries and commissions         7,695       5,415      14,924      12,719
  Other operating expenses         6,288       5,980      12,662      12,043
  Depreciation and
   amortization                      739         798       1,472       1,525
                             ----------- ----------- ----------- -----------
Total operating expenses          14,722      12,193      29,058      26,287
                             ----------- ----------- ----------- -----------

Operating income                   7,530      11,527      14,332      19,685
Interest expense                     329         395         595         728
                             ----------- ----------- ----------- -----------
Income before income taxes         7,201      11,132      13,737      18,957
Income taxes                       2,780       4,290       5,300       7,297
                             ----------- ----------- ----------- -----------
Net income                   $     4,421 $     6,842 $     8,437 $    11,660
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.25 $      0.39 $      0.48 $      0.66
                             =========== =========== =========== ===========
  Diluted                    $      0.25 $      0.38 $      0.47 $      0.66
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,725,549  17,682,217  17,712,075  17,673,601
                             =========== =========== =========== ===========
  Diluted                     17,805,979  17,816,061  17,810,441  17,795,720
                             =========== =========== =========== ===========

Dividend declared per share  $      0.09 $      0.09 $      0.18 $     0.175
                             =========== =========== =========== ===========

The accompanying Notes are an integral part of these Consolidated Financial
Statements.

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)
                                                         Six Months
                                                       Ended June 30,
                                                 --------------------------
                                                     2012          2011
                                                 ------------  ------------

Operating activities
Net income                                       $      8,437  $     11,660
Adjustments to reconcile net income to net cash
 used in operating activities:
  Depreciation and amortization                         1,472         1,525
  Amortization of capitalized loan costs                    9            44
  Amortization of unearned stock compensation             537        (1,225)
  Provision for doubtful accounts                          15            68
  Provision for returns and allowances                    (55)          132
  Provision for inventory obsolescence                    350           319
  Deferred income taxes                                  (218)          275
  Changes in operating assets and liabilities:
    Accounts receivable                                (2,927)        1,684
    Inventories                                       (12,743)      (13,096)
    Prepaids                                             (359)         (357)
    Other assets                                          (10)         (118)
    Book overdraft                                        386          (430)
    Trade accounts payable                              2,404        (5,083)
    Accrued and other current liabilities              (7,779)       (1,607)
    Income taxes receivable/(payable)                   1,527          (837)
    Other long term obligations                           (13)           (7)
                                                 ------------  ------------
Net cash used in operating activities                  (8,967)       (7,053)

Investing activities
  Expenditures for property and equipment                (459)         (462)
  Cash paid for acquisition                                 0          (343)
                                                 ------------  ------------
  Net cash used in investing activities                  (459)         (805)

Financing activities
  Borrowings on revolver                              200,578       216,710
  Payments on revolver                               (188,082)     (205,909)
  Proceeds from exercise of stock options                 137           112
  Excess tax benefit for stock options                     34            37
  Payment of dividends                                 (3,187)       (3,092)
  Purchase of treasury stock                              (54)            0
                                                 ------------  ------------
  Net cash provided by financing activities             9,426         7,858
                                                 ------------  ------------

Net change in cash                                          -             -
Cash at beginning of period                                 -             -
                                                 ------------  ------------

Cash at end of period                            $          -  $          -
                                                 ============  ============

The accompanying Notes are an integral part of these Consolidated Financial
Statements.

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com